Aflac Incorporated 2009 Form 10-K

EXHIBIT 10.26

RETIREMENT PLAN FOR DIRECTORS EMERITUS

(As Amended and Restated)

Aflac Incorporated (hereinafter, the “Corporation”) established the position of Director Emeritus and adopted the Retirement Plan for Directors Emeritus (this “Plan”), effective as of June 13, 1989. The Plan is designed to provide retirement benefits for non-employee members (each, a “Director”) of the Corporation’s Board of Directors (the “Board”), and to help ensure the Corporation’s continued ability to retain highly qualified Directors. The Plan is now amended and restated in its entirety, effective as of the date set forth below, to read as follows:

Synopsis of Plan. Upon voluntary retirement from the Board, or mandatory retirement from the Board after reaching age 75, an eligible Director shall become a Director Emeritus. The Corporation shall pay the Director Emeritus (or his or her surviving spouse) retirement benefits, for a length of time equal to that Director’s length of service as a non-employee Director of the Corporation.

Section 1. Eligibility: Each Director who currently is a member of the Board and who currently is not an employee of the Corporation (or any affiliate or subsidiary of the Corporation), and who was elected to the Board on or before May 7, 2001, shall be eligible to participate in this Plan upon election to the Board.

Section 2. Directors Emeritus: Upon a Director’s voluntary retirement from the Board (as described in Section 3), or when a Director attains age 75, such Director shall cease all services to the Corporation and retire from the Board, at the conclusion of such Director’s current term of office, and thereupon shall be appointed to the Emeritus Board.

Section 3. Voluntary Retirement: In order to be eligible to become a Director Emeritus and to receive any benefits hereunder, as a result of voluntary retirement, a Director must have attained age 55 and must have served a minimum of 5 years as a non-employee Director.

Section 4. Annual Benefit Amount: The annual retirement benefits payable pursuant to this Plan to a retired Director shall be equal to the compensation (excluding committee fees) paid to the Director by the Corporation for his or her service on the Board during the immediately preceding 12-month period, measured from the date of retirement. Such compensation shall include the retainer fee (up to $30,000) and regular Board meeting fees.

Section 5. Length of Service: For purposes of determining eligibility for voluntary retirement under Section 3 and calculation of the term of payment under Section 6, length of service shall be measured from the date a Director is elected to the Board or, in the case of an employee-Director who continues as a Director after ceasing to be an employee, the date such Director ceased to be an employee of the Corporation (and affiliates and subsidiaries of the Corporation). Whole years only shall be used. In the event service is interrupted, all service shall be used, with the new starting point to be used to measure the subsequent service.

Section 6. Time, Form and Term of Payment: Payment of an eligible Director Emeritus’ annual retirement benefit under this Plan shall commence during the calendar quarter next following the date that the Director “separates from service” as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder (“Code Section 409A”), which will be the date that the Director retires from service on the Board as described in Section 2. The annual Plan benefit shall continue to be paid quarterly, with 25 percent of the Director’s annual Plan benefit amount as described in Section 4 to be paid during each calendar quarter during the term of payment. A Director’s benefit shall be payable for a term equal to the Director’s years of service as computed pursuant to the terms of Section 5, subject to the conditions of Sections 7 and 10.

Section 7. Death Benefit: If a Director dies prior to retirement, retirement benefits shall be computed and paid to that Director’s surviving spouse at the same time and in the same amount as if the Director retired as of the date of death and survived until all amounts payable hereunder were received. If a Director dies after retirement, the remainder of the benefits to which the Director would have otherwise been entitled shall be paid to that Director’s surviving spouse at the same time and in the same amount as if the Director survived until all amounts payable hereunder were received. If the Director leaves no surviving spouse, all benefits shall immediately cease as of the date of the Director’s death.

Section 8. Insurance Products. The Plan Administrator, in his sole discretion, may (but is not required to) provide to any Director Emeritus, alone or along with his/her spouse, coverage under any insurance products issued by the Corporation (or any of its affiliates or subsidiaries). If any such coverage is provided, it shall commence upon the date of the Director Emeritus’ separation from service; provided, if a Director dies prior to retirement, the Plan Administrator, in his sole discretion, may (but is not required to) provide such any such coverage to his/her surviving spouse (if any). Such coverage shall continue for such period as the Plan Administrator, in his sole discretion, shall determine, up to the lifetime or the Director Emeritus or his/her spouse, as applicable; and the Plan Administrator reserves the right to terminate any or all of such coverage at any time.

Section 9. Rights and Duties: A Director Emeritus has no duties in such capacity and is expected to provide no services to or on behalf of the Corporation. Unless otherwise specified in advance by the Chairman of the Board, the Director Emeritus may (but is not required to) attend meetings of the Board of Directors, but shall not be entitled to vote on any matter and shall not be included in determining whether a quorum is present at a meeting of Directors.

Section 10. Prohibition Against Competitive Activity: The Director Emeritus shall refrain, except with the prior written approval of the Chairman of the Board, from engaging in any activity requiring the rendition of personal services, as an officer, director, consultant or otherwise, to any business entity in substantial competition with the Corporation, or any of its subsidiaries or affiliates, at any time he or she is entitled to payments hereunder. Any breach by the Director Emeritus of this Section shall excuse the Corporation from making any further payments whatsoever under this Plan to said Director and may result in removal of the Director Emeritus from the Emeritus Board. The Plan Administrator, in his sole discretion shall determine whether a Director Emeritus is in violation of this Section 10.

Section 11. Benefit Plan Only: Nothing contained in this Plan shall be construed as affecting a Director’s status as a Director or length of term as a Director.

Section 12. Assignability: No right to receive payments hereunder shall be transferable or assignable by any Director (or his or her surviving spouse), except as set forth in this Plan.

Section 13. Plan Administrator: The Administrator of this Plan shall be such officer of the Corporation as is from time to time appointed by the Chief Executive Officer of the Corporation. The Administrator shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan.

Section 14. Amendment: This Plan may be amended, modified or terminated by the Board of Directors of the Corporation at any time.

Section 15. Tax Withholding: The Corporation shall have the right to deduct and withhold from any payment to be made pursuant to this Plan any federal, state, or local taxes required by law to be withheld.

Section 16. Governing Law: This Plan shall be interpreted and enforced in accordance with the laws of the State of Georgia.

Section 17. Code Section 409A: This Plan is intended to comply with the requirements of Code Section 409A to the extent applicable, and shall be interpreted and administered in accordance with such requirements. Any in-kind benefits provided under Section 8 during an individual’s taxable year will not affect the in-kind benefits provided in any other taxable year. Any right to in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 18. Effective Date: The original effective date of the Plan was June 13, 1989. This amended and restated Plan is effective as of its date of execution set forth below.

IN WITNESS WHEREOF, this amended and restated Plan has been duly executed by an authorized officer of Aflac Incorporated effective as of the 9th day of February, 2010.

Aflac Incorporated

By:	/s/ Daniel P. Amos
Daniel P. Amos
Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk
Joey M. Loudermilk
Corporate Secretary

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